SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2007

SCPIE HOLDINGS INC.

(Exact name of Registrant as Specified in its Charter)

DELAWARE	1-12449	95-4557980
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1888 Century Park East

Los Angeles, California 90067

(Address of Principal Executive Offices)

(310) 551-5900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instructions A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 20.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21, 2007, pursuant to transitional guidance published by the Internal Revenue Service under Section 409A of the Internal Revenue Code, the board of directors of SCPIE Holdings Inc. (the “Company”), and the boards of directors of SCPIE Management Company and SCPIE Indemnity Company, adopted amendments to the plans described below:

Amendment to the Southern California Physicians Insurance Exchange Retirement Plan for Outside Governors and Affiliated Directors

The Company maintains the Southern California Physicians Insurance Exchange Retirement Plan for Outside Governors and Affiliated Directors (the “Governors Plan”), which is a nonqualified supplemental retirement plan that provides a $12,000 annual retirement benefit for certain of the Company’s directors. Participation in the Governors Plan was frozen on December 31, 1996. Any persons receiving benefits on that date continue to receive them. All other eligible persons under the Governors Plan became 100% vested in the benefits accrued prior to that date and no additional benefits accrued after that date. No additional individuals are eligible to participate in the Governors Plan.

Pursuant to the amendment to the Governors Plan adopted on December 21, 2007, each of the participants in the Governors Plan will receive a special lump sum payment of his or her benefits under the Governors Plan upon a Change in Control of the Company (if such Change in Control occurs on or after January 1, 2008). A “Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined in Section 409A of the Internal Revenue Code and the Treasury Regulations and Internal Revenue Service guidance thereunder. The proposed transaction between the Company and The Doctors Company would constitute a Change in Control for these purposes.

The following table sets forth, for each director that participates in the Governors Plan, the lump sum amount he or she would receive assuming a Change in Control were consummated on December 31, 2007. Such amount represents the present value of each director’s accrued benefits, assuming a discount rate of 3.575% (which is the discount rate applicable under the amendment), and assuming the payment of such director’s benefits had commenced on such date.

Directors	Lump Sum Payment
Mitchell S. Karlan, M.D.	$58,448
Jack E. McCleary, M.D.	78,852
Wendell L. Moseley, M.D.	73,008
William A. Renert, M.D.	36,463
Henry L. Stoutz, M.D.	105,530

The amendment to the Governors Plan is filed herewith as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the amendment to the Governors Plan is qualified in its entirety by reference to the full text of such amendment filed herewith.

Amendment to the Supplemental Employee Retirement Plan for Selected Employees of SCPIE Management Company

The Company maintains the Supplemental Employee Retirement Plan for Selected Employees of SCPIE Management Company, as amended (the “SERP”), for Messrs. Zuk and Henkes and a former employee of the Company. The SERP was amended to cease further benefit accruals with respect to certain participants as of December 31, 2000, and was further amended to suspend further benefit accruals and vesting for all remaining participants as of February 24, 2004.

Pursuant to the amendment to the SERP adopted on December 21, 2007, Messrs. Zuk and Henkes will receive a special lump sum payment of his benefits under the SERP upon a Change in Control of the Company (if such Change in Control occurs on or after January 1, 2008). A “Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined in Section 409A of the Internal Revenue Code and the Treasury Regulations and Internal Revenue Service guidance thereunder. The proposed transaction between the Company and The Doctors Company would constitute a Change in Control for these purposes.

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The following table sets forth, for each of Messrs. Zuk and Henkes, the lump sum amount he would receive assuming a Change in Control were consummated on December 31, 2007. Such amount represents the present value of the retirement benefits payable under the SERP to Mr. Zuk or Mr. Henkes, as applicable, assuming a discount rate of 3.575% (which is the discount rate applicable under the amendment), and assuming that the payment of his benefits commenced on such date the of Change in Control.

Participants	Lump Sum Payment
Donald J. Zuk	$1,939,474
Joseph P. Henkes	660,473

The amendment to the SERP is filed herewith as Exhibit 10.2 and is incorporated herein by reference. The foregoing description of the amendment to the SERP is qualified in its entirety by reference to the full text of such amendment filed herewith.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On December 21, 2007, the board of directors of the Company also approved the Second Amended and Restated Bylaws of the Company (the “Amended Bylaws”). The Amended Bylaws have been approved in response to a rule adopted by the New York Stock Exchange (“NYSE”), which requires that NYSE-listed companies be eligible for a direct registration program by January 1, 2008. A direct registration program permits a stockholder’s ownership to be recorded and maintained on the books of the issuer or the transfer agent without the issuance of a physical stock certificate.

The Amended Bylaws are filed herewith as Exhibit 3.1 and are incorporated herein by reference. The foregoing description of the Amended Bylaws is qualified in its entirety by reference to the full text of the Amended Bylaws filed herewith.

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Item 9.01	Financial Statements, Pro Forma Financial Information and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description

3.1	Second Amended and Restated Bylaws.

10.1	Amendment 2007-1 to the Southern California Physicians Insurance Exchange Retirement Plan for Outside Governors and Affiliated Directors.

10.2	Amendment 2007-1 to the Supplemental Employee Retirement Plan for Selected Employees of SCPIE Management Company (as Amended and Restated Effective as of January 1, 2001).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: December 28, 2007	SCPIE HOLDINGS INC.

	By:	/s/ Edward G. Marley
	Name:	Edward G. Marley
	Its:	Vice President

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